UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 25, 2011
VWR FUNDING, INC.
(Exact name of registrant as specified in its charter)

Delaware	333-124100	56-2445503

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 Matsonford Road P.O. Box 6660 Radnor, PA	19087

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (610) 386-1700
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 2 — Financial Information
Item 2.02 Results of Operations and Financial Condition
Section 7 — Regulation FD
Item 7.01 Regulation FD Disclosure
As previously announced, on Friday, February 25, 2011 at 2:00 PM (Eastern Time), members of the senior management of VWR Funding, Inc. (the “Company”) will hold a teleconference to discuss the Company’s financial results for the quarter and year ended December 31, 2010. A copy of the press release issued by the Company on February 22, 2011, which provides information regarding the teleconference, was attached as Exhibit 99.1 to the Company’s Current Report on Form 8-K furnished with the Securities and Exchange Commission on February 23, 2011.
Management’s presentation will contain a discussion of certain financial measures which are not in conformity with generally accepted accounting principles in the United States of America (“GAAP”), as described below.
Adjusted EBITDA
Management’s presentation will include a discussion of earnings before interest, taxes, depreciation and amortization, as adjusted for certain items described below (“Adjusted EBITDA”). Adjusted EBITDA is a non-GAAP financial measure. Accordingly, the table presented below reconciles this non-GAAP measure to net income (loss) for the three and twelve months ended December 31, 2010 and 2009. Net income (loss) is the most comparable GAAP measure of our operating results presented in the Company’s consolidated financial statements.
Adjusted EBITDA should not be considered as an alternative to net income (loss) or any other GAAP measure of performance or liquidity. Our calculation of Adjusted EBITDA eliminates the effect of charges primarily associated with financing decisions, tax regulations and capital investments, and includes certain other adjustments described below. Adjusted EBITDA is a key financial metric used by the Company’s investors and management to evaluate and measure the Company’s operating performance.
Reconciliation of Reported Net Income (Loss) to Adjusted EBITDA
(In millions)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2010	2009	2010	2009

Net income (loss) (GAAP)	$27.8	$17.2	$21.5	$(14.1)
Income tax provision (benefit)	14.6	5.0	28.0	(25.5)
Interest expense, net	46.4	52.7	202.7	224.5
Depreciation and amortization	29.1	29.5	116.5	116.6
Impairment of goodwill and intangible assets	—		48.1	—
Net unrealized translation (gains) losses	(17.8)	(14.7)	(65.1)	26.5
Non-cash equity compensation expense	0.9	0.8	3.4	3.4
Charges associated with cost reduction initiatives	0.1	—	3.1	11.4

Adjusted EBITDA (Non-GAAP)	$101.1	$90.5	$358.2	$342.8

As noted in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 and reflected in the reconciliation above, the Company recorded certain significant income or expenses during the three and twelve months ended December 31, 2010 and 2009:
•
We have a significant amount of foreign-denominated debt on our U.S. dollar-denominated balance sheet. As a result, the Company’s operating results are exposed to foreign currency translation risk with respect to this indebtedness, principally with respect to the Euro. The Company’s results for the three months ended December 31, 2010 and 2009 and for the twelve months ended December 31, 2010 included net unrealized translation gains substantially related to the weakening of the Euro against the U.S. dollar. The Company’s results for the twelve months ended December 31, 2009 include net unrealized translation losses substantially related to the strengthening of the Euro against the U.S. dollar.

•
During the twelve months ended December 31, 2010, we recognized non-cash impairment charges of $48.1 million relating to an impairment of goodwill and intangible assets in our Science Education reporting unit. We believe that these impairments were due to a mix of macroeconomic and industry-specific factors. We did not recognize any impairment charges during the three months ended December 31, 2010 or during 2009.

•
During the three and twelve months ended December 31, 2010 and 2009, the Company recorded charges for non-cash equity compensation and cost reduction initiatives (primarily severance and facility closure costs).

Net Debt
Management’s presentation will also include a discussion of net indebtedness (“Net Debt”). Net Debt is a non-GAAP financial measure. Accordingly, the table presented below reconciles this non-GAAP measure to total debt. Total debt is the most comparable GAAP measure presented in the Company’s consolidated financial statements.
Net Debt should not be considered as an alternative to total debt or any other GAAP measure of indebtedness or financial condition. Our calculation of Net Debt reduces our total debt by the amount of cash and cash equivalents on hand as well as by our compensating cash balance. As noted in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010, we account for our global cash pooling arrangement on a gross basis. Consequently, our total debt balance as of each period end includes aggregated bank overdraft positions for subsidiaries participating in our global cash pooling arrangement. Net Debt is an important financial metric used by the Company’s creditors, investors and management to evaluate and measure the Company’s financial condition.
Reconciliation of Total Debt to Net Debt
(In millions)

	December 31, 2010	September 30, 2010	December 31, 2009

Total debt (GAAP)	$2,757.7	$2,786.8	$2,871.7
Less:
Cash and cash equivalents	(142.1)	(100.8)	(124.4)
Compensating cash balance	(85.4)	(93.0)	(105.0)

Net Debt (Non-GAAP)	$2,530.2	$2,593.0	$2,642.3

Net Leverage
Management’s presentation also will include a discussion of the ratio of Net Debt to Adjusted EBITDA for the latest twelve month period, to be referred to as the Company’s “Net Leverage” as of a point in time. This financial ratio is not itself a non-GAAP measurement but it consists of the non-GAAP measures described and reconciled above. The table below provides the calculation of Net Leverage that will be discussed during management’s presentation.

	December 31, 2010		September 30, 2010		December 31, 2009

Net Debt	$2,530.2		$2,593.0		$2,642.3
LTM Adjusted EBITDA	$358.2		$347.6		$342.8
Net Leverage	7.1	X	7.5	X	7.7	X

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VWR Funding, Inc.
Date: February 25, 2011	By:	/s/ Theresa A. Balog
		Name:	Theresa A. Balog
		Title:	Vice President and Corporate Controller